                                                                   EXHIBIT 10.24


As of March 1, 1997

Mr. H. Christopher Whittle
The Edison Project L.P.
521 Fifth Avenue
New York, NY 10175

Dear Chris:

         This letter agreement ("Agreement") sets forth the terms of your employment with The Edison Project L.P. ("Edison" or the "Company") as approved by the board of directors (the "Board") of The Edison Project Inc. ("Edison Inc."), the sole general partner of Edison.

         Position/Responsibilities. You will be employed as Edison's Founder and President, working out of the Company's headquarters in New York City. Your responsibilities are set forth on Exhibit A attached hereto.

         Term. The term of your employment commences as of the date hereof and ends on December 31, 1998, unless terminated earlier by you or by the Company as provided below.

         Base Salary. You will be paid at an annual base salary rate of $200,000. Contingent upon achievement of Edison's Board-approved business plan for each fiscal year as determined by Edison Inc.'s Board in its sole discretion, your base salary will be increased at the start of the following fiscal year by no less than eight percent (8%) of your then current base salary.

         Bonuses. In addition to your base salary, you will receive a bonus of $7,000 (a "School Bonus") for each school to be managed by Edison (a "Managed School") under a school management contract (a "Management Contract") secured by a member of the Development staff and executed after the date hereof, including without limitation any Management Contracts that are currently contemplated or under review. Fifty percent (50%) of each School Bonus shall be paid within 30 days after Edison's receipt of a Management Contract covering such Managed School, with the remaining fifty percent (50%) of each such School Bonus to be paid within 30 days of the opening of the related Managed School. Should any Managed School fail to open, the next succeeding School Bonus to be paid shall be reduced by the portion of the School Bonus previously paid with respect to such school (the "Repayment Amount"), provided that if any part of the Repayment Amount remains outstanding at the end of the fiscal year during which, such school was scheduled to open, the Company may reduce any such compensation due you by the outstanding balance of the Repayment Amount. The Edison Inc. Board commits to consider increasing your total bonus with respect to FY 1997 if the total of School Bonuses for schools covered under Management Contracts signed during such year is significantly lower than the bonuses paid to Edison's Chairman/CEO and COO under the Management Committee incentive compensation plan for such year, with any action taken to be in the Board's sole discretion.

         Stock Options. Simultaneous with the execution of this agreement, the parties hereto shall execute the Stock Option Agreement attached as Exhibit B. In addition, you will be eligible to participate in the "Performance Option Pool" for key executives described in Exhibit C attached hereto, with your portion of the option pool set at 600,000 shares.

         Benefits. You will be entitled to the standard Company benefits for executives at your level as in effect from time to time, a current schedule of which is attached as Exhibit D. The Company will further maintain for your benefit supplemental long-term disability insurance and supplemental term life insurance such that your total life insurance coverage through the Company is $800,000, provided that such supplemental coverage can be obtained at a premium that is customary for a man of your age in good physical condition. You will receive three weeks of vacation annually in addition to the official Company holidays.

         Expense Reimbursements. You will be reimbursed for all reasonable expenses you incur in fulfilling your responsibilities hereunder upon submission of adequate documentation for such expenses and subject to the Company's policies.

         WSI Management Agreement/Expenses. Simultaneous with the execution of this agreement, the parties hereto shall execute an amendment to the Management Agreement dated as of March 14, 1995 between Edison and WSI Inc. ("WSI") attached hereto as Exhibit E. In recognition of the expenses incurred by WSI from July 1, 1996 through February 28, 1997 in conjunction with your marketing efforts on behalf of Edison, the Company will pay WSI Inc. $179,000 on or before March 31, 1997 upon submission of adequate documentation for such expenses and subject to the Company's policies.

         Administrative Assistant. The Company agrees to employ Kristal Shipe as your administrative assistant during the term of this agreement to work out of the WSI office, or such other location as you and she shall agree, in Knoxville, TN. Ms. Shipe shall be paid at an annual base salary of $49,500, with her then current base to be increased at the beginning of each fiscal year by the average percentage increase granted to other Edison employees at her level. Ms. Shipe will be eligible for all employee benefits provided to other employees at her level, including participation in Edison's Employee Option Plan. Should either you or Ms. Shipe terminate her employment with the Company, the Company will provide you with another administrative assistant of your choice. Upon submission of adequate documentation, the Company will reimburse WSI for Ms. Shipe's portion of its Knoxville office expenses, e.g. rent, parking, telephone, copier, office supplies, maintenance, mail, overnight delivery charges, etc. (such expenses expected to average less than $2,500 a month, subject to the activity level for variable expenses such as overnight delivery charges, mail and long distance phone usage.)

         Termination/Severance Pay. (i) Either you or Edison may terminate your employment at any time without cause by giving written notice to that effect. The termination of employment shall be effective on the date specified in such notice.

         (ii) If Edison terminates your employment without cause or if you terminate your employment for "good reason," Edison will pay you as severance pay for a period beginning on the effective date of termination and ending twelve months from such date (the "Severance Period") your then current base salary plus the bonus amount you earned for the prior fiscal year (together, the "Enhanced Base"). The Enhanced Base will be paid on Edison's normal payroll cycle during the Severance Period whether or not you obtain other employment. For purposes of this Agreement, "good reason" shall mean (a) the assignment to you of duties and responsibilities which results in your having materially less significant duties and responsibilities or exercising materially less significant power and authority than you had, or duties and responsibilities or power and authority not in all material respects comparable to that of the level and nature which you had immediately prior to any such assignment; (b) your removal, or the failure to re-appoint you to your then current position with Edison; and (c) Edison's failure to perform in a timely manner its material obligations under this Agreement, other than in the case of each of (a), (b) and
(c), (A) with your express written consent or (B) in connection with any termination of your employment by Edison as the result of your disability or "for cause."

         (iii) If you terminate your employment without Good Reason, Edison will pay you as severance pay your base salary as of the date of termination for the Severance Period, provided that if you become employed elsewhere during the Severance Period the amounts otherwise payable to you under this sentence shall be reduced by the total amount of any compensation you earn from such employment during the Severance Period. For purposes of the severance pay offset provisions of this paragraph, the terms "employed" and "employment" shall mean the providing of any services for compensation whether as a full-time or part-time employee or as a consultant. Payments made to you as reimbursement for documented expenses will not constitute compensation for purposes of this paragraph.

         (iv) In consideration of the severance pay provided for in (ii) and
(iii) above, you agree to deliver to Edison on or promptly following the effective date of the termination of your employment a Separation and Release in the form customarily being used by Edison at such time.

         (v) Edison shall have the right to terminate your employment for cause by giving you written notice to that effect. The termination of employment shall be effective on the date specified in such notice. However, "for cause" is restricted to (1) commission of a willful act of dishonesty in the course of your duties with Edison which significantly injures Edison; (2) conviction of a crime of moral turpitude or of a felony; or (3) chronic alcoholism or drug abuse. If you are terminated for cause, Edison will pay your unpaid base salary through the effective date of termination.

         Death. If you die during your employment hereunder, this Agreement shall terminate upon the date of your death. Edison's obligations under this Agreement (other than obligations then due and owing hereunder) will terminate upon Edison's payment to the personal representative of your estate (i) your unpaid base salary through the date of your death and (ii) any expenses properly reimbursable under this Agreement and not yet reimbursed.

         Exclusivity. In return for the compensation payments set forth in this agreement, you agree to devote 100% of your professional time and energies to Edison and not engage in any other business activities without prior approval of the Board except for your activities on behalf of WSI and its affiliates.

         Confidentiality. It is understood that in order to perform your duties at Edison, it will be necessary for Edison to divulge to you its proprietary information, including, but not limited to, information and data relating to or concerned with Edison's business, finances, development projects and other affairs. You agree that you will not divulge such proprietary information to anyone outside Edison at any time whether or not you are in the employ of Edison, except as may otherwise be necessary and appropriate in connection with the business and affairs of Edison. You also agree that any developments, discoveries, or inventions made by you alone or with others (other than for or on behalf of a business which is not a "competing" business as defined below) during the term of your employment with Edison and directly applicable to the type of businesses or development projects engaged in by Edison during such period shall be the sole property of Edison.

         Non-competition and Non-solicitation. You further agree that during your employment with Edison and for one year after the termination of such employment for any reason, you will not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder, or partner, or have any financial interest, in any business which "competes" with Edison or any subsidiary of Edison. For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during your employment with Edison (for example, the business of managing public and/or private schools for profit or the sale of school management or student assessment systems such as "The Edison Common"), but a "competing" business shall not include the business of developing for or marketing to or implementing in schools electronic curriculum services or technology delivery systems for such services. Ownership by you of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided you do not own more than three percent (3%) of the stock of any such corporation. You further agree that for a period of one year after termination of your employment with Edison for any reason, you will not, directly or indirectly, solicit the employment or other services of any executive employee Edison. For the purposes of the foregoing any executive employee who within twelve months of terminating his employment with Edison becomes employed by any entity of which you are an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         Entire Agreement. Together with the attached exhibits, this letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, among the parties with respect to such subject matter. This agreement is governed by the substantive laws of the State of New York.

         Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,


THE EDISON PROJECT L.P.


         By: The Edison Project Inc., general partner

             By: /s/ Laura K. Eshbaugh
                 --------------------------------
                     Laura K. Eshbaugh, President




ACCEPTED AND AGREED:


/s/ H. Christopher Whittle
----------------------------
    H. Christopher Whittle


      April 7, 1997
----------------------------
Date

                                    EXHIBIT A

                        RESPONSIBILITIES OF THE PRESIDENT


All of the following responsibilities are subject to the direction, authority and approval of Edison Inc.'s Board.

- Member of the Office of the Chairman and involved in all strategic decisions.

-        Co-spokesperson for the Company.

- Oversees Company's marketing/development/sales activities, including hiring, firing and supervision of all employees and consultants engaged in such activities and preparation and management of the budget for such activities.

                                OPTION AGREEMENT


         Option Agreement, dated as of March 1, 1997, between H. Christopher Whittle ("Holder") and The Edison Project Inc. (the "Company"). Capitalized terms used but not defined herein are used herein as defined in The Edison Project Inc. Shareholders' Agreement dated as of November 18, 1996, among the Company and the other shareholders named therein (the "Shareholders' Agreement".)

         Holder and the Company hereby agree as follows:

         1. Issuance: Vesting. (a) The Company hereby grants to Holder the option (the "Option") to purchase 600,000 shares of the Company's Series A Common Stock (the "Shares") subject to the terms and conditions below.

            (b) The Option may only be exercised with respect to the entire number of vested Shares at the time of exercise. If the Option is exercised before all the Shares are vested, the unvested Shares will continue to vest as provided herein, (it being understood that each and every exercise of the Option shall be a purchase of the full number of Shares which are vested at the time of exercise and which have not previously been purchased).

            (c) The Option shall vest as follows:

                (i) Half of the Option (the "Time Vested Portion") shall vest based on the amount of time Holder is continuously employed by The Edison Project L.P. (the "Partnership") according to the following schedule, provided that if Holder is no longer employed by the Partnership, the balance of the Time Vested Portion shall cease vesting as of the effective date of Holder's termination of employment unless Holder is terminated by the Partnership without cause in which case the Time Vested Portion shall continue to vest for 12 months following such termination.

                     (aa) 20% of the Time Vested Portion of the Option shall
                          vest ratably at the end of each month between March 1, 1997 and June 30, 1997.

                     (bb) 30% of the Time Vested Portion of the Option shall
                          vest ratably at the end of each month between July 1, 1997 and June 30, 1998.

                     (cc) 30% of the Time Vested Portion of the Option shall
                          vest ratably at the end of each month between July 1, 1998 and June 30, 1999.

                     (dd) 10% of the Time Vested Portion of the Option shall
                          vest ratably at the end of each month between July 1, 1999 and June 30, 2000.

                     (ee) 10% of the Time Vested Portion of the Option shall
                          vest ratably at the end of each month between July 1, 2000 and June 30, 2001.

                (ii) Half of the Option (the "Performance Vested Portion") shall vest in five equal segments (each such segment, a "Performance Segment") based upon achievement of the Partnership's business plans as approved by the Company's Board of Directors (the "Board") for the five Fiscal Years (as defined below) of the Partnership beginning with the 1997 Fiscal Year according the schedule below. Each Performance Segment shall vest as of the date on which the Board determines that the targets set forth in the relevant business plan have been achieved. The Board may, but is not required to, permit Holder to be eligible to vest in a subsequent Fiscal Year in any Performance Segment which did not vest in respect of any prior Fiscal Year due to the non-achievement of the targets in the relevant business plan to the extent said targets are achieved in a subsequent Fiscal Year up to and including the 2001 Fiscal Year. Holder shall only be eligible to vest in a Performance Segment if Holder was continuously employed by the Partnership during the Fiscal Year to which such Performance Segment relates, provided that if Holder's employment is terminated either by the Partnership without cause or by virtue of the expiration of Holder's employment agreement, Holder shall be eligible to vest in a pro rata portion of the Performance Segment for the Fiscal Year during which such termination occurred, with such pro rata portion based on the number of months or partial months Holder was employed during such Fiscal Year.

                     (aa) Holder shall be eligible for a Performance Segment
                          equal to 20% of the Performance Vested Portion for the Fiscal Year 1997.

                     (bb) Holder shall be eligible for a Performance Segment
                          equal to 30% of the Performance Vested Portion for the Fiscal Year 1998.

                     (cc) Holder shall be eligible for a Performance Segment
                          equal to 30% of the Performance Vested Portion for the Fiscal Year 1999.

                     (dd) Holder shall be eligible for a Performance Segment
                          equal to 10% of the Performance Vested Portion for the Fiscal Year 2000.

                     (ee) Holder shall be eligible for a Performance Segment
                          equal to 10% of the Performance Vested Portion for the Fiscal Year 2001.

         2. Exercise. Holder may exercise the vested portion of the Option as of the first day of each Fiscal Year (or at such other times as may be permitted by the Board) and prior to the expiration of five years from the first day of the Fiscal Year immediately following the date of vesting of such portion of the Option, by (a) transfer to the Account (as defined below) of immediately available funds in an amount equal to the sum of (x) the number of vested Shares which have not previously been purchased times the Share Price (as defined below), and (y) the Withholding Amount (as defined below), and (b) giving written notice to the Company, failing which the Option shall expire unexercised and the Company shall have no further obligation hereunder. Upon exercise of the vested portion of the Option, the books and records of the Company shall be appropriately amended to reflect the Holder's acquisition of the Shares corresponding to the vested portion of the Option then exercised.

         3. Definitions.

            (a) "Management Option Plan" means the management equity and option program of the Company, pursuant to which this Option is granted.

            (b) "Account" means the Company's account number #5001083966 at First American National Bank, Nashville, Tennessee (for further transfer to the Knoxville office), ABA # 064-000017 or such other account as the Company may designate by notice to Holder.

            (c) "Fiscal Year" means with respect to the Company and the Partnership the twelve-month period running from July 1 of one calendar year through June 30 of the succeeding calendar year.

            (d) "Share Price" means $1.50.

            (e) "Withholding Amount" means the amount (which shall be determined by the Board) which the Company or the Partnership is required to withhold and remit to the Internal Revenue Service and/or any other taxing authority by reason of the exercise by the Holder of the portion of the Option which is vested at the time of exercise.(1)

         4. Nontransferable. Neither this Option nor the Shares may be transferred, pledged, assigned, sold or otherwise disposed of, except that the Shares may be redeemed by the Company at anytime by tender to Holder of an amount equal to the fair market value thereof as determined (i) in good faith by the Board or (ii) by a third party transaction at the time of redemption.

         5. Representations and Warranties. Holder represents and warrants to the Company that:

            (a) Holder is acquiring the Option for Holder's own account for investment purposes and not with a view to, or for resale in connection with, a distribution in whole or in part of the Option or the Shares.

            (b) Holder understands that this Option is not transferable and the Shares are transferable only to the Company (it being understood that the foregoing prohibitions on transfer apply to any transfer by way of pledge, assignment, sale or any other means of disposition), and that the Shares may be legended to such effect.

            (c) Holder has carefully reviewed this Option Agreement the Shareholders' Agreements, the Partnership's preliminary financial statements dated as of June 30, 1996, and the Partnership's business plan for the 1997 Fiscal Year. Holder and Holder's advisors have had a reasonable opportunity to ask questions of and receive answers from the Company and Partnership, or a person or persons acting on its behalf, concerning the terms and conditions of the offering, and to obtain additional information, to the

----------
         (1) The requirement that the Holder pay a Withholding Amount arises because (i) the Holder will be treated by the relevant taxing authorities as receiving compensation income upon exercise of the Option to the extent that, at the time of such exercise, the fair market value of the Shares exceeds the Share Price, and (ii) the Company or Partnership has a withholding obligation with respect to such compensation income.

                 extent possessed by the Company or Partnership or obtainable by it without unreasonable effort or expense. All such questions have been answered to the full satisfaction of Holder. No oral or written representations or warranties have been made or oral or written information furnished or oral or written promises made to Holder or Holder's advisors in connection with the Option being offered hereunder or the offering generally which were in any way inconsistent this Option Agreement.

            (d) Holder, either alone or together with Holder's advisors, has such knowledge and experience in financial, tax and business matters to enable Holder to utilize the information made available to Holder in connection with the offering, to evaluate the merits and risks of the prospective investment and to make an informed investment decision with respect thereto.

            (e) Holder understands that an investment in the Company involves a high degree of risk and that the Option and the Shares may prove to be valueless.

            (f) Holder understands that neither the offering nor the transfer of the Option to Holder has been registered under the Securities Act of 1933, as amended, in reliance upon an exemption therefrom for non-public offerings, nor has such offering or transfer been registered or qualified under any state securities or "Blue Sky" law in reliance upon similar exemptions.

            (g) Holder understands that the issuance of the Option has not been, and the issuance of the Shares will not be, reviewed, approved or otherwise passed upon by the U.S. Securities and Exchange Commission, any state securities administrator, the National Association of Securities Dealers Inc., any securities or commodities exchange, or any other governmental agency or self-regulatory authority.

         6. Indemnification. The Holder agrees to indemnify and hold harmless the Company, the Partnership, and their respective officers, directors and affiliates from and against all damages, losses, costs and expenses (including reasonable attorney's fees and expenses) which they may incur by reason of any breach of this Option Agreement by Holder including any breach of any of the representations and warranties made by Holder herein.

         7. Confidentiality. To the extent Holder acquires non-public information with respect to the Company or Partnership, including, without limitation, technical, financial, competitive, marketing, sales, and business information, documents and tangible items (collectively, the "Information"), Holder shall keep such Information strictly confidential and not at any time hereafter disclose or divulge such Information to any person, firm or corporation or otherwise use such Information for any purpose (other than for the purposes of the Company or Partnership) without the prior written consent of the Company or the Partnership.

         8. Non-Competition and Non-Solicitation. (a) Holder agrees that until the later of one year after (i) the expiration of the Option, or (ii) Holder ceases to own the Shares, Holder shall not at any time engage in or participate as an executive officer, employee, director, agent, consultant, representative, stockholder or partner, or have any financial interest, in any business which "competes" with the business of the Company, the Partnership or any subsidiary of the Company or the Partnership (the Company, the Partnership and their respective subsidiaries being hereby defined as "Edison"). For the purposes hereof, a "competing" business shall mean any business which directly competes with any of the businesses of Edison as such business shall exist during Holder's ownership of the Option or the Shares, (for example, the business of managing public and/or private schools for profit or the sale of school management or student assessment systems such as "The Edison Common"), but a "competing" business shall not include the business of developing for or marketing to or implementing in schools electronic curriculum services or technology delivery systems for such services. Ownership by Holder of publicly traded stock of any corporation conducting any such business shall not be deemed a violation of the preceding two sentences provided Holder does not own more than three percent (3%) of the stock of any such corporation.

            (b) Holder agrees that until the later of one year after (i) the expiration of the Option, or (ii) the Holder ceases to own the Shares, Holder shall not, directly or indirectly, solicit the employment, or other services of any executive employee of the Partnership. For purposes of the foregoing any executive employee who within twelve months of terminating his employment with the Partnership becomes employed by any Person in which Holder is an officer or director or owner of more than an aggregate of 3% of the outstanding stock or equity interest therein shall be deemed, prima facie, to have been so solicited.

         9. Governing Law. This Option Agreement is governed by the laws of the State of New York without giving effect to renvoi or other choice of law doctrine to the extent that the application of the law of another jurisdiction would be required thereby.

         10. Entire Agreement. This Option Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, between the parties with respect to such subject matter.

         11. Miscellaneous. (a) Notices. All notices, demands, elections, requests or other communications which any party to this Option Agreement may desire or be required to give hereunder shall be in writing and shall be given by personal delivery, recognized overnight delivery service, telecopy or by mailing (by registered or certified first class mail, postage prepaid, return receipt requested) addressed as follows:

             if the Company at:

             The Edison Project Inc.
             c/o The Edison Project L.P.
             521 Fifth Avenue 16th Floor
             New York, New York 10175
             212-309-1604

             with a copy to:

             Cadwalader, Wickersham & Taft
             100 Maiden Lane
             New York, New York 10038
             Telecopy: 212-504-6666
             Attention: John F. Fritts, Esq.

             if to Holder at:

             Suite 366
             NationsBank Center
             550 Main Street
             Knoxville, TN 37902
             Telecopy: 423-546-1090


or at such other address or telecopy number as may be designated by one party by notice given as provided herein to the other party. A notice shall be deemed to have been given (i) if delivered personally, on the date so delivered (or, if not a Business Day, on the next following Business Day), (ii) if sent by recognized overnight delivery service, on the Business Day following the date sent, (iii) if sent by telecopy, upon electronic confirmation of receipt, or
(iv) if sent by registered or certified first class mail, postage prepaid, return receipt requested, five Business Days following the date sent.

             (b) Amendments. This Option Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Holder.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Option Agreement as of the date set forth above.


-------------------------------           THE EDISON PROJECT INC.
H. Christopher Whittle

                                          BY:
                                              -------------------------------
                                              Laura Eshbaugh
                                              President

                                    EXHIBIT C

                       PERFORMANCE OPTION POOL DESCRIPTION

                               As of March 1, 1997

Current senior management of The Edison Project L.P. (the "Partnership") will be awarded additional options to acquire shares of the Series A Common Stock of The Edison Project Inc. ("Edison Inc.") under new option agreements. The options will vest upon the ninth anniversary of the issuance of such options, provided that the option holder has been continuously employed by the Partnership, and may be exercised in whole or in part at any time after the ninth anniversary and prior to the tenth anniversary on which date any portion of the option which has not been exercised will expire. The price for shares covered by these option agreements will be $1.50.

The option agreements will include an acceleration feature providing that the options will become fully vested if Edison Inc. makes an initial public offering prior to January 1, 2000 at a share price of at least $8. Alternatively, the options will become fully vested if prior to January 1, 2000 Edison Inc. (i) sells an or substantially all of its assets, (ii) completes a merger or consolidation where Edison Inc. is not the surviving entity, or (iii) concludes any other transaction in which Edison Inc. investors as of March 1, 1997 are permitted or required to sell at least fifty percent (50%) of their shares, in each of (i), (ii), or (iii) only so long as the price per share is at least $8.

The Performance Option Pool will consist of 1,250,000 shares awarded as follows:

Chris Whittle                                                            600,000
Benno Schmidt                                                            250,000
John Reid                                                                200,000
Other senior executives*                                                 200,000
                                                                       ---------
                                                                       1,250,000


* to be recommended by the Office of the Chairman for approval by the Edison Inc. board at its April, 1997 meeting

                                    EXHIBIT D

                                    BENEFITS

Insurance

The Company provides a medical and dental insurance plan and a long-term disability plan, descriptions of which will be provided to you.

Life insurance coverage furnished by the Company provides benefits of two times annual base salary up to a maximum benefit of $300,000.

Sick Leave

Beginning with the third month of employment, sick leave accrues at the rate of
1.85 hours per pay period.

Personal Leave

Employees receive two days of personal leave each year. These days are lost if not taken during the year.

Short-Term Disability

Beginning with the seventh month of employment, short-term disability accrues at the rate of 5.54 hours per pay period, up to a maximum of 400 hours.

Wellness Plan

Employees will be reimbursed up to $150 per year for qualified medical expenses that are not covered by the Company's medical or dental insurance plan.

401(k) Plan

Employees may contribute on a pre-tax basis up to the annual limit set by the IRS ($9,500 for 1997) and may allocate contributions among several different investment options offered by the plan. The Company matches 50% of the first $ 1,000 of employee contributions.

                                    EXHIBIT E

                      AMENDMENT TO THE MANAGEMENT AGREEMENT

                            DATED AS OF MARCH 14,1995

                                     BETWEEN

                       THE EDISON PROJECT L.P. AND WSI INC


         The Management Agreement (the "Agreement") dated as of March 14, 1995 between The Edison Project L.P. (the "Company") and WSI Inc. ("WSI") is hereby amended as follows:

1.       The WHEREAS clauses of the Agreement are amended to read as follows:

         WHEREAS, WSI was the founding partner of the Company and its president,
H. Christopher Whittle ("Whittle"), is the "Founder" and President of the Company; and

         WHEREAS, the Company recognizes that WSI personnel possess special knowledge and expertise with respect to the Company's business which knowledge and expertise is vital to the Company in connection with the growth of its business; and

         WHEREAS, the Company desires to ensure to itself the availability of WSI personnel's knowledge and expertise; and

         WHEREAS, WSI desires to provide the services described herein to the Company on the terms and conditions provided herein.

2.       Paragraph 2(a) is amended to read as follows:

                  During the Initial Term and any Renewal Term, WSI shall cause its personnel to provide services to the Company in areas in which its personnel have knowledge or expertise upon reasonable request from the Company.

3. Paragraph 2(b) is omitted, and Paragraph 2(c), which is amended to delete the words "Whittle and any other" before the word "WSL" and Paragraph 2(d) shall become Paragraphs 2(b) and 2(c).

4.       Paragraph 3 is amended to read in its entirety as follows:

         Management Fees and Expenses. Mutually agreeable fees for any services to be provided by WSI to the Company under this Agreement and any expenses related thereto (the "Management Fees") shall be specifically reviewed and approved in advance by the Board of Directors of The Edison Project Inc. as part of the Company's annual budget or a revision thereto.

5. Paragraph 4 is amended to delete the words ", Whittle or other" before the word "personnel."

6. Paragraph 5 is amended to delete the following words: "'this provision shall not affect any of WSI's rights (or Whittle's rights as WSI's controlling shareholder) or the Company's obligations under the Company's Amended and Restated Agreement of Limited Partnership dated as of March 14, 1995, and, further, provided, that".

7. Paragraphs 6(a) and 6(b) are deleted and Paragraph 6(c), which is amended to delete the parenthetical at the end of the paragraph and change the word "Fee" to "Fees," becomes Paragraph 6.

8. Paragraph 7(c) is hereby amended by changing the reference to "paragraph 6(c)" to "paragraph 6."

9. The Edison Project Inc. hereby acknowledges that it is the corporation referred to in Paragraph 7(a) (including, without limitation, in the last sentence thereof) and that it will comply with the obligations therein set forth.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 1, 1997.

                                WSI Inc.

                                By:
                                    ---------------------------------
                                    H. Christopher Whittle, President


                                THE EDISON PROJECT L.P.

                                By: The Edison Project Inc., general partner

                                By:
                                    ---------------------------------
                                    Laura K. Eshbaugh, President

As of December 15, 1997


Mr. H. Christopher Whittle
The Edison Project L.P.
521 Fifth Avenue
New York, NY 10175

Dear Chris:

         This letter agreement (the "Agreement") sets forth certain amendments to your employment agreement with The Edison Project L.P. ("Edison" or the "Company") dated as of March 1, 1997 (the "Initial Employment Agreement") approved by the Board of Directors (the "Board") of The Edison Project Inc. ("Edison Inc."), the sole general partner of Edison, as of the date hereof Except as specifically provided for herein, all terms and provisions of your Initial Employment Agreement remain intact.

         1. Position/Responsibilities. This paragraph is revised in its entirety to read as follows:

         You will be employed as Edison's Founder and President through June 30, 1998. On July 1, 1998 your title will become Founder and Chief Executive Officer. You will work out of the Company's headquarters in New York City. Your responsibilities are as set out on Exhibit A to this Agreement.

         2. Term. The end date of your employment agreement is changed from December 31, 1998 to December 31, 2000.

         3. Base Salary. Your base salary is changed from $200,000 to $276,000.

         4. Bonuses. This paragraph is replaced in its entirety to read as follows:

         In addition to your base salary, beginning with FY 1998 you will participate in the Management Committee incentive compensation plan as set forth by the Board each fiscal year. You will be eligible to receive an annual bonus of 50% of your then current base salary under a plan to be determined by the Board in its sole discretion. The second fifty percent (50%) of your FY 1997 bonus with respect to the Academy 20 Management Contract will be paid within 30 days the opening of the Academy 20 Managed School.

         5. Stock Options. The title of this paragraph is revised to read "Options Under Edison's Management Option Plan" and the second sentence of the paragraph is deleted.

         6. Exhibit A. Exhibit A to the Initial Agreement is replaced in its entirety with Exhibit A as attached to this Agreement.

         Further, simultaneous with the execution of this Agreement, the parties hereto shall execute the Tranche 1 Option Agreement, the Tranche 2 Option Agreement, the Tranche 3 Option Agreement and the Tranche 4 Option Agreement attached to this Agreement as Exhibits B, C, D and E respectively.

         Entire Agreement. Together with the attached exhibits, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter. This agreement is governed by the substantive laws of the State of New York.

         Duplicate originals of this agreement are being provided to you. Please sign below to evidence your agreement to the foregoing, and return one original to me for our records.

Sincerely,



THE EDISON PROJECT L.P.


         By: The Edison Project Inc., general partner

             By: /s/ Laura K. Eshbaugh
                 --------------------------------
                     Laura K. Eshbaugh, President




ACCEPTED AND AGREED:


/s/ H. Christopher Whittle
----------------------------
    H. Christopher Whittle

                           EXHIBIT A: RESPONSIBILITIES


All of the following responsibilities are subject to the direction, authority and approval of Edison Inc.'s Board.

* Full and usual authority of a CEO, including hiring, firing and supervising Edison employees, agents, representatives, etc..

* Final authority over day-to-day operations

* Overall business leadership of the company

* Direction of the company's capital formation efforts

* Supervision of a) the COO until June 30, 1998 and thereafter the President; b) the CFO; and c) the General Counsel, jointly with the Chairman/CEO until June 30, 1998 and thereafter with the Chairman

* Oversight responsibilities via the COO until June 30, 1998 and thereafter via the President of development and product design activities

* Direction of new product development efforts

* Co-spokesperson for the Company

* Direction of the Company's media relations